                                  EXHIBIT 23(f)


                              ACCOUNTANT'S CONSENT


We hereby consent to the filing of our opinions dated February 28, 1995 and March 13, 1995, as an exhibit to the Registration Statement on S-4 of ATC Environmental, Inc. We also consent to the references to such tax opinion and to Deloitte & Touche LLP contained in the Registration Statement.


/s/ Deloitte & Touche LLP
- -------------------------
DELOITTE & TOUCHE LLP
Omaha, Nebraska
May 15, 1995